Exhibit 10.1

PARKS! AMERICA, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into and made effective as of the 1st day of January, 2024, by and between Parks America, Inc., a Nevada Corporation, with its principal pace of business located at 1300 Oak Grove Road, Pine Mountain, Georgia 31822 (the “Company”), and Todd R. White of 16600 N Thompson Peak Pkwy, Unit 1069, Scottsdale, AZ 85260 (“White”).

RECITALS

1. The Company is engaged in the business of developing and operating theme parks and related service enterprises and desires to hire and retain qualified, experienced leadership in this endeavor.

2. White has been an officer and Director of the Company since 2014, and has considerable experience and high qualifications as a corporate financial officer.

3. In view of his effective service in the operation and financial management of the Company, the Company desires to continue the employment of White as Chief Financial Officer of the Company and as a member of its Board of Directors according to the terms and conditions as set forth below.

4. White desires to continue to be employed by the Company as its Chief Financial Officer and to serve as a member of its Board of Directors.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants, promises, terms and conditions hereinafter set forth, the parties hereto agree as follows:

I. EMPLOYMENT

The Company hereby employs, engages and hires White, on a part-time basis, as its CFO on the terms and conditions hereinafter set forth, and White hereby accepts such employment and agrees to perform such services and duties and to carry out such responsibilities as hereinafter set forth.

II. TERM OF EMPLOYMENT

The term of employment under this Agreement shall be for a period of two (2) years commencing as of January 1, 2024 and terminating on December 31, 2025, subject, however, to prior termination as hereinafter provided.

III. SERVICES, DUTIES AND RESPONSIBILITIES

1. White will faithfully and to the best of his ability serve the Company on a part-time basis in his capacity as CFO, subject to the supervision of the Chief Executive Officer and the policy direction of the Board of Directors of the Company. White shall perform such services and duties as are customarily performed by one holding the position of CFO of a publicly traded corporation.

2. As CFO, White shall be responsible for the overall financial management of the Company’s business. White will devote his energy and skill, on a part-time basis, to his employment with the Company. Such duties shall be rendered where White elects, and at such other place as the Company shall require or as interests, needs or business or opportunity of the Company shall require, subject to the part-time nature of his employment.

3. White shall be responsible for reporting to the Chief Executive Officer of the Company on a regular basis and to the Company’s Board of Directors.

4. White shall not directly or indirectly represent or be engaged by or be an employee of any other person, firm or corporation or be engaged for his services as an officer, general manager or consultant in any other business or enterprise in competition with the Company, without the prior written consent of the Board of Directors to do so. It is understood, however, that the foregoing in no way prevents White from owning stock or having an economic interest in other businesses or enterprises. Furthermore, White may serve on the board of directors of other companies so long as such service does not conflict with his interest in and duties to the Company and he may be an officer, director, and/or shareholder in any family or personal investment business so long as it does not conflict with his interest and duties to the Company.

IV. COMPENSATION

1. Base Salary. Commencing as of January 1, 2024 through February 29, 2024, the Company shall pay White an annual base salary of Ninety Thousand Dollars ($90,000) to be paid in monthly installments, payable in accordance with the Company’s normal payroll procedures. Effective as of March 1, 2024, the Company shall pay White an annual base salary of Ninety-Five Thousand Dollars ($95,000) to be prorated and paid in equal installments, payable in accordance with the Company’s normal payroll procedures. Said salary payments will be subject to withholding taxes, e.g., Federal Income Tax, FICA, and State and/or Local Withholding Taxes. Whereas such salary shall not be decreased during the term of this Agreement without the consent of White, it shall be subject to increase by the Company’s Board of Directors, at their sole discretion.

2. Additional Benefits. During the term of this Agreement, White shall be entitled to participate in any employee benefit plans and arrangements, either existing as of the date of this Agreement or which may hereafter be established, that are generally applicable to senior management of the Company, including but not limited to, all life, medical, disability, insurance, retirement, deferred compensation, stock option or other employee benefit plan that may be adopted from time to time. White acknowledges that that no such benefit plans or arrangements are in effect as of the date of this Agreement and nothing herein shall require the Company to adopt any such plans.

3. Bonus Compensation. The Board of Directors may, from time to time and in its sole discretion, cause the Company to award to White bonus compensation based upon the operating results of the Company. White acknowledges that any bonus compensation so awarded is entirely discretionary and nothing herein shall require the Company to grant any such compensation.

V. BUSINESS FACILITIES AND EQUIPMENT

The Company shall provide White, or shall pay for, suitable work facilities and adequate business accommodations, office equipment and devices as may be reasonably necessary for White to perform his services and carry out his responsibilities and duties to the Company.

VI. DIRECTORS AND OFFICERS INSURANCE.

The Company shall purchase and maintain Directors’ and Officers’ liability insurance, including coverage for White, in an amount of not less than $3,000,000 (three million dollars).

VII. INDEMNIFICATION.

The Company shall defend and indemnify White, his heirs, executors, administrators and assigns, against all expenses, including, but not limited to, amounts of judgments, reasonable settlement of suits, attorney fees and related costs of litigation, reasonably incurred by him or the Company in connection with or arising out of any action, suit or cause of action against the Company and/or against White as a result of his having been, an officer and/or director of the Company, or, at its request, of any other corporation which the Company owns, whether or not he continues to be such officer or director at the time of incurring said expenses.

Nothing in this section regarding indemnification shall be construed to require or authorize the Company to defend or indemnify White against any liability to which he would, but for settlement or comprise of such action, suit or proceeding, be otherwise subject by reason of his gross negligence or intentional misconduct in the performance of his duties as an officer and/or director of the Company.

The foregoing right of indemnification shall not be exclusive of other rights to which White may be entitled.

VIII. BUSINESS EXPENSE REIMBURSEMENT

The Company shall reimburse White for all reasonable business expenses incurred by him in the performance of his services, duties and responsibilities, including but not limited to, transportation, travel expenses, board and room, entertainment, and other business expenses incurred within the scope of his employment, subject to the presentation to the Company by White of an itemized accounting of said expenses substantiated by account books, receipts, bills and other documentation where applicable. If reimbursement, advances or allowances are based on permitted mileage or per diem rates, then White shall submit specification of relevant mileage, destination, dates and other supporting information required for tax purposes.

IX. RESERVED

X. TERMINATION OF EMPLOYMENT

1. Termination. This Agreement may be terminated by either party, at any time and for any reason upon 30 days prior written notice to the other party.

2. Severance. In the event of any early termination of this Agreement by the Company, except by reason of death or disability (which is covered in paragraph 5 below) or a change-in-control (which is covered in paragraph 4 below), the Company agrees to pay White a one-time payment of $50,000 in exchange for a full release of any and all claims White may have, or believe he has, against the Company as further provided in paragraph 3 below.

3. Conditions to Severance. The payment to White of severance compensation hereunder shall be in full satisfaction and complete discharge of the Company’s obligations to White pursuant to this Agreement, except as provided in paragraphs 4 and 5 below. The severance payment is subject to, conditioned on and provides valuable consideration for the following:

a. A valid mutual general release, to be drafted by the Company and executed by both parties releasing all claims each party may have against the other in connection with this Agreement, however the parties to this Agreement acknowledge and agree that the obligations of White arising under Section XI of this Agreement shall not be released.

b. The resignation by White from any and all positions he holds with the Company at the time of the termination, including but not limited to, White’s resignation from the Company’s Board of Directors.

4. Sale/Take-Over Termination Bonus (Change-In-Control). In the event the employment of White is terminated (or there is a deemed termination as a result of a material change in White’s responsibilities or employment circumstances) following the sale of the business, including any sale of the Company, (either asset or stock sale), merger, consolidation, or change-in-control as a result of a “takeover” by an outside entity or group acquiring voting control of the Company, then in lieu of the $50,000 payment contemplated in paragraph 2 above, White shall be entitled to a termination payment of $95,000 and no release in favor of the Company shall be required.

5. Death or Disability. In the event White’s employment is terminated by death or upon medical certification of total disability (“disability”), then the following will apply in that respective event:

(a)	In the event of White’s death, the Company shall:

-	Pay to White’s estate an amount equal to White’s base salary for a 6 (six) month period next following his death;
-	Pay to White’s estate his deferred compensation vested at the time of death;
-	Grant to White’s estate the next ISO due to White under Section IV.2 herein following the date of his death;
-	The Company shall continue providing medical and dental benefits set forth in Section IV to White’s survivors (if any) for a period of one year.

(b)	In the Event of White’s disability, the Company shall:

-	Pay to White an amount equal to White’s base salary for a six (6) month period next following disability;
-	Pay to White his deferred compensation vested at the time of termination;
-	The Company shall pay to White an amount equal to the bonus White would have received for the next two quarters following disability;
-	The Company shall continue providing the medical and dental benefits set forth in Section IV.2 to White for a period of two years following disability.

The payment of $50,000 contemplated in paragraph 2 above shall not be applicable if termination occurs for the reasons specified in this paragraph 5.

XI. RESTRICTIVE COVENANTS.

1. Confidential Information. White covenants not to disclose the following specified confidential information to competitors or to others outside of the scope of reasonably prudent business disclosure, at any time during or after the termination of his employment by the Company.

a.	Customers lists, contracts, and other sales and marketing information;
b.	Financial information, cost data;
c.	Formulas, trade secrets, processes and devices related to the operation of the theme parks;
d.	Supply sources, contracts:
e.	Business opportunities relating to developing new business for the Company; and
f.	Proprietary plans, procedures, models and other proprietary information of the Company.

2. Affirmative Duty to Disclose. White shall promptly communicate and disclose to the Company all observations made, information received, and data maintained relating to the business of the Company obtained by him as a consequence of his employment by the Company. All written material, possessed during his employment with the Company concerning business affairs of the Company or any of its affiliates, are the sole property of the Company and its affiliates, and White is obligated to make reasonably prompt disclosures of such information and documents to the Company, and, further, upon termination of this Agreement, or upon request of the Company, White shall promptly deliver the same to the Company or its affiliates, and shall not retain any copies of same.

3. Covenant Not to Compete. For a period of two (2) years following the termination of his employment with the Company, White shall not work, directly or indirectly for a competitor of the Company, nor shall he himself establish a competitive business. This restrictive covenant shall be limited to businesses that compete in the theme park business in market areas within 150 miles of Company parks.

4. Material Harm Upon Breach. The parties acknowledge the unique and secret nature of the Company’s procedures for acquisition of theme parks and related businesses and of related proprietary information, and that material irreparable harm occurs to the Company if these restrictive covenants are breached. Further, the parties hereto acknowledge and agree that injunctive relief is not an exclusive remedy and that an election on the part of the Company to obtain an injunction does not preclude other remedies available to the Company.

5. Arbitration. Any controversy, claims, or matter in dispute occurring among the parties and arising out of or relating to this Agreement shall be submitted by either or both of the parities to arbitration administered by the American Arbitration Association or its successor and said arbitration shall be final, absolute and non-appealable. The Commercial Arbitration Rules of the American Arbitration Association shall apply subject to the following modifications:

a.	The venue for said arbitration shall be Pine Mountain, Georgia, and the laws of the State of Georgia relating to arbitration shall apply to said arbitration.

b.	The decision of the arbitration panel may be entered as a judgment in any court of general jurisdiction in any state of the United States or elsewhere.

XII. OTHER AGREEMENTS

In connection with this Agreement, White agrees to accept appointment to the Company’s Board of Directors, to serve until his earlier resignation or removal.

XIII. NOTICE.

Except as otherwise provided herein, all notices required by this Agreement as well as any other notice to any party hereto shall be given by certified mail (or equivalent), to the respective parties as required under this Agreement or otherwise, to the following addresses indicated below or to any change of address given by a party to the others pursuant to the written notice.

COMPANY:	Parks! America
1300 Oak Grove Road
Pine Mountain, Georgia 31822

WHITE:	Todd R. White
16600 N Thompson Peak Pkwy, Unit 1069
Scottsdale, Arizona 85260

XIV. GENERAL PROVISIONS

1. Entire Agreement. This Agreement constitutes and is the entire Agreement of the parties and supersedes all other prior understandings and/or Agreements between the parties regarding the matters herein contained, whether verbal or written.

2. Amendments. This Agreement may be amended only in writing signed by both parties.

3. Assignment. No party of this Agreement shall be entitled to assign his or its interest herein without the prior written approval of the other party.

4. Execution of Other Documents. Each of the parties agrees to execute any other documents reasonably required to fully perform the intentions of this Agreement.

5. Binding Effect. This Agreement shall inure to and be binding upon the parties hereto, their agents, employees, heirs, personal representatives, successors and assigns.

6. No Waiver of Future Breach. The failure of one party to insist upon strict performance or observation of this Agreement shall not be a waiver of any future breach or of any terms or conditions of this Agreement.

7. Execution of Multiple Originals. Two (2) original counterparts of this Agreement shall be executed by these parties.

8. Governing Law. This Agreement shall be governed and interpreted by the laws of the State of Georgia.

9. Severability. In the event any provision or section of this Agreement conflicts with the applicable law, such conflict shall not affect the provisions of the Agreement, which can be given effect without the conflicting provisions.

IN WITNESS WHEREFOF, this Agreement is hereby executed and made effective the day and year first above written,

PARKS! AMERICA, INC.

By:	/s/ Lisa Brady
Lisa Brady, Chief Executive Officer

/s/ Todd R. White
Todd R. White

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